Exhibit 99.1

Orbitz Worldwide, Inc. Completes Senior Secured Term Loan Repricing

Chicago, May 28, 2013 - Orbitz Worldwide, Inc. (NYSE: OWW) today announced it has successfully completed the repricing of its $450 million senior secured term loan facilities. The amendment reduces annual interest rates by 2.50% on the Tranche B term loans and 2.00% on the Tranche C term loans (or, to the extent that the LIBOR floor is applicable, 2.75% on the Tranche B term loans and 2.25% on the Tranche C term loans) and reduces the LIBOR floor from 1.25% to 1.00%. The Tranche B and Tranche C term loans now bear interest at a rate of LIBOR plus 3.50% and LIBOR plus 4.75%, respectively (in each case subject to the LIBOR floor).

“The strong and accelerating performance that we indicated on our last earnings call coupled with favorable market conditions allowed us to reprice our debt agreement on significantly better terms,” said Mike Randolfi, CFO of Orbitz Worldwide. “This will provide meaningful cash savings over the coming years.”

Alongside the repricing, Orbitz Worldwide reduced the Tranche B term loan maturing in September 2017 from $150 million to $100 million and increased the Tranche C term loan maturing in March 2019 from $300 million to $350 million.

About Orbitz Worldwide
Orbitz Worldwide is a leading global online travel company that uses innovative technology to enable leisure and business travelers to search for, plan and book a broad range of travel products and services including airline tickets, hotels, car rentals, cruises, and vacation packages. Orbitz Worldwide owns a portfolio of consumer brands that includes Orbitz (www.orbitz.com), CheapTickets (www.cheaptickets.com), ebookers (www.ebookers.com) and HotelClub (www.hotelclub.com).  Also within the Orbitz Worldwide family, Orbitz Partner Network (www.orbitz.com/OPN) delivers private label travel solutions to a broad range of partners including many of the world's largest airlines, and Orbitz for Business (www.orbitzforbusiness.com) delivers managed corporate travel solutions for corporations.

Orbitz Worldwide uses its Investor Relations website to make information available to its investors and the public at investors.orbitz.com. The public can sign up to receive email alerts whenever the company posts new information to the website.

Forward-Looking Statements
This press release contains forward-looking statements. Words and variations of words such as "will," and similar expressions, are intended to identify the company's forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the company's control, which could cause its actual results to differ materially from those indicated in its forward-looking statements. Such factors include but are not limited to the company's liquidity, the company's debt, continued weak economic conditions, increased competition and tax law changes. Please also see the company's risk factors, as they may be amended from time to time, set forth in its filings with the SEC, including the company's most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Orbitz Worldwide disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

Media Contact:	Investor Contact:
Chris Chiames	Melissa Hayes
+1 312 894 6890	+1 312 260 2428
chris.chiames@orbitz.com	melissa.hayes@orbitz.com